Exhibit 10.13

Deere & Company World Headquarters One John Deere Place, Moline, IL 61265 USA

[Date]

Dear                           :

I am pleased to advise you that on [Date], you were awarded                Performance Share Units (PSUs) pursuant to the John Deere Omnibus Equity and Incentive Plan (Plan). Since this letter agreement, together with the Plan, contains the terms of your grant you should read this letter carefully. Please note that your signature is required at the bottom of page five.

PSUs are an element of total executive compensation designed as a long-term incentive to encourage ownership and focus on stockholder value and revenue growth.

PSUs are common stock equivalents and represent the right to receive an equivalent number of shares of Deere & Company (Company) $1 par common stock (Common Stock) if and when certain vesting, performance and retention requirements, as detailed below, are satisfied.

Individual awards are determined by and at the discretion of the Deere & Company Board of Directors Compensation Committee (Committee).

Your PSUs are subject to the following provisions:

(1)         Restriction Period. Except as provided in section (5) below, your PSUs will vest on the third anniversary of the grant date.  The period beginning on the grant date and ending on the third anniversary thereof is referred to as the “Vesting Period.”  The number of PSUs that vest will be determined based on the Company’s performance relative to the metrics described below as determined by the Committee.

Following the Vesting Period, you will receive a certificate for the shares of common stock represented by your vested PSUs (net of any shares withheld for taxes), and your PSUs will terminate.

You may not sell, transfer, gift, pledge, assign or otherwise alienate the PSUs.  Any attempt to do so contrary to the provisions hereof shall be null and void.

(2)         Performance Metrics.

A.           Relative CAGR. The payout for one-half of your PSUs will be determined based on the Company’s compounded annual growth rate of revenues (“CAGR”) during the three year performance period from [Date] through [Date] (“Performance Period”) relative to the CAGR for the S&P 500 Industrial Sector as it is comprised on [Date] (“Comparator Group”). CAGR for a company will be calculated by dividing (i) total net sales and revenues on a consolidated basis as reported (“Revenues”) for the final year of the Performance Period by (ii) Revenues for the year prior to the start of the Performance Period; raising the quotient to the one-third power; then subtracting one from the result. For the Company, Revenues for a year are based on the fiscal year ending October 31. For members of the Comparator Group, Revenues for a year are based on the last four quarters of data available from the Company’s independent data service as of [Date].

B.           Relative TSR. The payout for one-half of your PSUs will be determined based on the Company’s total shareholder return (“TSR”) during the three year Performance Period relative to the TSR for the Comparator Group. TSR for a company will be calculated by dividing (i) the sum of (A) the cumulative amount of the company’s dividends for the Performance Period assuming same day reinvestment into the common stock of the company on the ex-dividend date, and (B) the closing share price of the company’s common stock for the last trading day of the Performance Period, by (ii) the closing share price of the company’s common stock for the last trading day prior to the start of the Performance Period.

C.           Payout Table. The number of PSUs in each tranche vested and converted to shares can range from zero to two hundred percent of the number of PSUs granted depending on relative performance according to the following table.  Amounts for interim points will be interpolated.

CAGR or TSR vs. S&P Industrial Sector	Percent of PSU Grant Vested
Below 25th percentile	0%
At 25th percentile	25%
At 50th percentile	100%
At or above 75th percentile	200%

S&P 500 Industrial Sector data used for determining relative final performance will be the data available from the Company’s independent data service as of [Date].

(3)         Voting Rights. You have no voting rights with respect to the PSUs.

(4)         Dividends and Other Distributions. You are not entitled to receive cash payments on the PSUs for any cash dividends paid during the Vesting Period with respect to the Common Stock.  If any stock splits or stock dividends are paid in shares of Common Stock during the Vesting Period, you will receive additional PSUs equal to the number of Common Stock shares paid with respect to the corresponding number of shares of Common Stock.  These additional PSUs will convert to shares of Common Stock at the same time as the underlying PSUs to which they relate.

(5)         Termination of Employment. In the event of your retirement or disability pursuant to the John Deere Pension Plan for Salaried Employees, the John Deere Long Term Disability Plan for Salaried Employees, or any successor plans, or death, in each case on or before October 31,         , a prorated number of these PSUs will be forfeited based on the percentage determined by dividing: (i) the number of calendar months from and including the month of retirement, disability or death to and including October         ; by (ii) 12. In such event, the number of PSUs vested and converted to shares can range from zero to two hundred percent of the number of non-forfeited PSUs depending on relative performance according to the table in section (2) above.

If you terminate employment during the Vesting Period due to retirement or disability pursuant to the John Deere Pension Plan for Salaried Employees, the John Deere Long-Term Disability Plan for Salaried Employees, or any successor plans, or death, then, subject to the preceding sentence, and sections (6) and (7) below, your unvested PSUs will continue to vest over the Vesting Period and, depending on the performance of the Company relative to the metrics described in section (2) above, will be converted into shares of Common Stock on the third anniversary of the grant date.

If your employment is terminated for cause, or for any other reasons not specifically mentioned herein, all unvested PSUs held by you at that time shall be forfeited by you.

Following a termination of employment due to retirement, if you die or become disabled during the Vesting Period, then, subject to the initial sentence of section (5) and sections (6) and (7) below, your unvested PSUs will continue to vest over the Vesting Period and, depending on the performance of the Company relative to the metrics described in section (2) above, will be converted into shares of Common Stock on the third anniversary of the grant date.

The Committee may, at its sole discretion, waive any automatic forfeiture provisions or apply new restrictions to the PSUs.  There shall be no acceleration of the lapse of restrictions except as would not result in the imposition on any person of additional taxes, penalties or interest under Section 409A of the Internal Revenue Code or by regulations of the Secretary of the United States Treasury.

(6)         Non-Compete Condition. In the event that your employment terminates during the Vesting Period of the PSUs with the consent of the Committee or by reason of retirement or disability, your rights to the continued vesting of the PSUs shall be subject to the conditions that until the Vesting Period ends, you shall (a) not engage, either directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Company and (b) be available, except in the event of your death or incapacity, at reasonable times for consultations (which shall not require substantial time or effort) at the request of the Company’s management with respect to phases of the business with which you were actively connected during employment, but such consultations shall not (except if your place of active service was outside of the United States) be required to be performed at any place or places outside of the United States of America or during usual vacation periods or periods of illness or other incapacity. In the event that either of the above conditions is not fulfilled, you shall forfeit all rights to any unvested PSUs, held on the date of the breach of the condition. Any determination by the Committee, which shall act upon the recommendation of the Chairman, that you are, or have, engaged in a competitive business or activity as aforesaid or have not been available for consultations as aforesaid shall be conclusive.

(7)         Executive Incentive Compensation Recoupment Condition. This award and prior and future Incentive Compensation (as defined in the Policy) is subject to and conditioned on your agreement to the terms of the Company’s Executive Incentive Compensation Recoupment Policy, as amended from time to time, or any successor policy thereto (the “Policy”).

(8)         Conformity with Plan. Your PSU award is issued pursuant to Section 5.1 (Other Awards) of the Plan and is intended to conform in all respects with the Plan. Inconsistencies between this letter and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this letter, you agree to be bound by all the terms of the Plan and restrictions contained in this letter. All definitions stated in the Plan shall be fully applicable to this letter.

(9)         Amendment. This Agreement may be amended only by a writing executed by the Company and you that specifically states that it is amending this Agreement. Notwithstanding the foregoing, this Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of the PSUs or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to PSUs which are then subject to vesting as provided herein.

(10)               Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any part of this Agreement so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms thereof to the fullest extent possible while remaining lawful and valid.

(11)               No Employment or Future Award Rights. Nothing herein confers any right or obligation on you to continue in the employ of the Company or any Subsidiary, nor shall this document affect in any way your right or the right of the Company or any Subsidiary, as the case may be, to terminate your employment at any time. Receipt of this award does not entitle you to any future awards or other considerations even if the Committee decides to continue making such awards to other employees.

(12)               Change of Control Events.  For purposes of Article VII of the Plan as it applies to the PSUs awarded in this letter, notwithstanding the definitions in Article VII, a “Change of Control” shall have the meanings assigned to “Change in Control Events” under Section 409A of the Internal Revenue Code and related regulations of the Secretary of the United States Treasury.  Article VII of the Plan shall be administered with respect to the PSUs so that it complies in all respects with Section 409A and related regulations. Upon a Change of Control and a Qualifying Termination, as defined in accordance herewith, unvested PSUs will be cashed out at target grant on the basis of the Change of Control Price on the date of the Change of Control.

(13)               Consent to Personal Data. By agreeing to the terms hereof, you agree also to the collection, processing and transfer of your personal data to and from banks, brokers, plan administrators and government agencies as necessary for administration of the award.

Please execute this letter in the space provided to confirm your understanding and acceptance of this letter agreement. You may make a photocopy for your records if you wish.

DEERE & COMPANY

By:
Vice President, Human Resources

The undersigned hereby acknowledges having read the Plan, the Policy and this letter, and hereby agrees to be bound by all the provisions set forth in the Plan, the Policy and this letter.

Signature

Participant Name (Printed)

Date

Return to                                       , Compensation Analyst-LTI Administration, Deere & Company, One John Deere Place, Moline, IL